Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza® Announces 2015 Financial Results

Strong Sales and Store Count Growth Cap Outstanding Year

ANN ARBOR, Michigan, February 25, 2016: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2015, comprised of strong growth in same store sales, global store counts and earnings. Domestic same store sales grew 10.7% during the quarter versus the year-ago period, and 12.0% for the full year, continuing the positive sales momentum in the Company’s domestic business. The international division also posted strong results, with same store sales growth of 8.6% during the quarter and 7.8% for the full year. The fourth quarter marked the 88th consecutive quarter – or 22nd full year – of positive international same store sales growth. The Company also had global net store growth of 901 stores in 2015, comprised of 133 net new domestic stores and a record 768 net new stores internationally.

On an as-reported basis, fourth quarter diluted EPS was $1.18, up 38.8% over the prior-year quarter; full year diluted EPS was $3.47, up 21.3% over the prior year. Management noted that the as-reported diluted EPS for both the fourth quarter and fiscal year was negatively impacted by expenses related to the Company’s recapitalization, which was completed during the fourth quarter, and was positively impacted by the inclusion of an extra, or 53rd, week in the fourth quarter of 2015. On an as-adjusted basis, fourth quarter diluted EPS was $1.15, up 26.4% over the prior-year quarter; full year as-adjusted diluted EPS was $3.45, up 19.0% over the prior year.

In connection with the Company’s recapitalization, as further discussed below, the Company borrowed $1.3 billion, and used a portion of the proceeds to retire a portion of its existing debt and enter into a $600 million accelerated share repurchase (ASR) program. As part of the ASR, the Company received and retired 4,858,994 shares of its common stock during the quarter. Additionally, on February 24, 2016, the Board of Directors declared a 38-cent per share quarterly dividend for shareholders of record as of March 15, 2016 to be paid on March 30, 2016. This represents a 22.6% increase over the previous quarterly dividend amount.

“Our network of strong franchisees has become even more profitable during these years of continued positive same store sales growth,” said J. Patrick Doyle, Domino’s President and Chief Executive Officer. “Great store economics around the world have led to accelerated unit growth. It’s a positive cycle and the momentum continued through 2015.”

Fourth Quarter and Fiscal 2015 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2015	Fourth Quarter of 2014	Fiscal 2015	Fiscal 2014
Net income	$62.8	$48.0	$192.8	$162.6
Weighted average diluted shares	53,351,075	56,777,007	55,532,955	56,931,226
Diluted earnings per share, as reported	$1.18	$0.85	$3.47	$2.86
Items affecting comparability*	(0.02)	0.06	(0.02)	0.04

Diluted earnings per share, as adjusted*	$1.15	$0.91	$3.45	$2.90

*	Refer to the Items Affecting Comparability section on page three for additional details. Diluted earnings per share, as adjusted figures may not sum to the total due to the rounding of each individual calculation.

•	Revenues were up 15.3% for the fourth quarter versus the prior year period largely due to the estimated $49.7 million positive impact of the 53rd week in 2015. Revenue growth was also driven by higher supply chain volumes and sales of equipment to stores in connection with the Company’s global store reimaging program. Higher domestic same store sales and store count growth, which resulted in increased royalties from franchised stores and higher revenues at Company-owned stores, also contributed to this increase. International revenues also benefited from increased same store sales and store count growth, and were offset in part by the negative impact of foreign currency.

•	Net Income was up 30.7% for the fourth quarter versus the prior year period, driven by domestic and international same store sales growth, global store count growth and higher supply chain volumes. The estimated $6.3 million positive impact of the 53rd week, and the non-recurrence of an asset impairment charge in the fourth quarter of 2014 also contributed to the increase. These increases were offset in part by the negative impact of foreign currency exchange rates and, to a lesser extent, expenses related to the Company’s recapitalization.

•	Diluted EPS increases, as noted earlier, were due to higher net income and lower weighted average diluted shares outstanding. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

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Domino’s Pizza: Q4 2015 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	Fourth Quarter of 2015	Fiscal 2015
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+10.0%	+12.2%
Domestic franchise stores	+10.7%	+11.9%

Domestic stores	+10.7%	+12.0%

International stores (excluding foreign currency impact)	+8.6%	+7.8%

Global retail sales growth*: (versus prior year period)
Domestic stores	+21.5%	+16.9%
International stores	+14.2%	+6.1%

Total	+17.6%	+11.1%

Global retail sales growth*: (versus prior year period, excluding foreign currency impact)
Domestic stores	+21.5%	+16.9%
International stores	+28.3%	+20.1%

Total	+25.2%	+18.6%

*	Global retail sales include the favorable impact of the extra week in the fourth quarter.

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at September 6, 2015	377	4,735	5,112	7,007	12,119
Openings	9	83	92	348	440
Closings	—	(4)	(4)	(25)	(29)
Transfers	(2)	2	—	—	—

Store count at January 3, 2016	384	4,816	5,200	7,330	12,530

Fourth quarter 2015 net change	7	81	88	323	411

Trailing four quarters net change	7	126	133	768	901

2015 Recapitalization

On October 27, 2015, the Company announced it had completed its recapitalization. The Company borrowed $1.3 billion of fixed rate senior secured notes and entered into a new $125.0 million of variable funding note facility, which replaced its previous $100.0 million variable funding note facility. The Company used a portion of the proceeds from the recapitalization to repurchase and retire approximately $551.3 million of its outstanding 2012 fixed rate notes, at par. Additionally, in connection with the recapitalization, the Board of Directors authorized a new share repurchase program that allows the Company to repurchase up to $800.0 million of its common stock. This $800.0 million share repurchase program replaced the then existing $200.0 million share repurchase program. As part of this $800.0 million share repurchase program, the Company entered into a $600.0 million ASR agreement with a counterparty. On October 30, 2015 and as part of the ASR, the Company received and retired 4,858,994 shares of its common stock. At final settlement of the ASR, which is expected to be completed by the end of the first quarter of fiscal 2016, the Company may receive additional shares of common stock, or, under certain circumstances, the Company may be required to deliver shares of its common stock or may elect to make a cash payment to the counterparty, based on the terms of the related ASR agreement. As of February 18, 2016, the Company had authorization for repurchases of $200.0 million remaining under its open market share repurchase program.

The Company incurred certain expenses in connection with the recapitalization that are outlined in the items affecting comparability table below. Separately, the Company also recorded $17.4 million of debt issuance costs, which are included as a reduction of long-term debt on the consolidated balance sheet at January 3, 2016 and are expected be amortized into interest expense over the terms of its fixed rate notes.

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Domino’s Pizza: Q4 2015 Earnings Release, Page Three

Dividends

On February 24, 2016, the Board of Directors declared a 38-cent per share quarterly dividend for shareholders of record as of March 15, 2016, to be paid on March 30, 2016. This represents a 22.6% increase over the previous quarterly dividend amount.

Conference Call Information

The Company will file its annual report on Form 10-K this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its 2015 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. If you are unable to participate on the call, a replay will be available for 30 days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 20605469. The webcast will also be archived for 30 days on biz.dominos.com.

Items Affecting Comparability

The Company’s reported financial results for the fourth quarter and fiscal 2015 are not comparable to the reported financial results for the equivalent periods in 2014. The table below presents certain items that affect comparability between 2015 and 2014 financial results. Management believes that including such information is critical to the understanding of its financial results for the fourth quarter and fiscal 2015 as compared to the same periods in 2014 (See the Comments on Regulation G section on pages four and five for additional details).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding in 2015 that resulted in an increase in diluted EPS of approximately seven cents in the fourth quarter of 2015 and eight cents in fiscal 2015. The Company also incurred higher interest expense in fiscal 2015 primarily as a result of higher net debt levels. The increase in interest expense resulted in a decrease in diluted EPS of approximately five cents in the fourth quarter of 2015 and four cents in fiscal 2015.

	Fourth Quarter			Full Year
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2015 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(860)	$(539)	$(0.01)	$(860)	$(539)	$(0.01)
Interest expense (2)	(405)	(254)	(0.00)	(405)	(254)	(0.00)
Debt issuance cost write-off (3)	(6,870)	(4,305)	(0.08)	(6,870)	(4,305)	(0.08)

Subtotal	(8,135)	(5,098)	(0.10)	(8,135)	(5,098)	(0.09)
Estimated 53rd week impact (4)	10,131	6,348	0.12	10,131	6,348	0.11

Total of 2015 items*	$1,996	$1,250	$0.02	$1,996	$1,250	$0.02

2014 items affecting comparability:
Gain on the sale of Company-owned stores (5)	$—	$—	$—	$1,652	$1,033	$0.02
Deferred tax asset valuation allowance reversal (6)	—	—	—	—	329	0.01
Impairment of corporate airplane (7)	(5,781)	(3,614)	(0.06)	(5,781)	(3,614)	(0.06)

Total of 2014 items*	$(5,781)	$(3,614)	$(0.06)	$(4,129)	$(2,252)	$(0.04)

*	Diluted EPS Impact figures may not sum to the total due to the rounding of each individual calculation.
(1)	Represents legal, professional and administrative fees incurred in connection with the Company’s 2015 recapitalization.
(2)	Represents interest expense the Company incurred on a portion its 2012 borrowings subsequent to the closing of the 2015 recapitalization but prior to the repayment of a portion of the 2012 borrowings, resulting in the payment of interest on both the 2012 and 2015 facilities for a short period of time.
(3)	Represents the write-off of debt issuance costs related to the extinguishment of a portion of the 2012 debt in connection with the Company’s 2015 recapitalization.
(4)	Represents the estimated impact on income of the 53rd week in the fourth quarter and fiscal 2015.
(5)	Represents the gain recognized on the sale of 14 Company-owned stores to a franchisee. The gain is net of a reduction in goodwill of approximately $0.5 million.
(6)	As a result of the capital gain recognized in connection with the sale of Company-owned stores, the Company was able to utilize a portion of a previously unrecognized benefit of a capital loss carry forward.
(7)	In connection with the purchase of a newer model used airplane, the Company recognized an impairment charge to reduce its existing corporate airplane to its fair value, less cost to sell.

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Domino’s Pizza: Q4 2015 Earnings Release, Page Four

Long Range Outlook

The Company does not provide quarterly or annual earnings estimates. The following long range outlook does not constitute specific earnings guidance, but the Company believes these ranges to be appropriate and achievable over the long term. In January 2016, the Company provided this long range outlook, as follows:

	Current Outlook	Prior Outlook

Domestic same store sales growth	2% – 5%	2% – 4%

International same store sales growth	3% – 6%	3% – 6%

Net unit growth	5% – 7%	5% – 7%

Global retail sales growth	7% – 11%	7% – 11%

Effective tax rate	37% – 38%	37% – 38%

Liquidity

As of January 3, 2016, the Company had approximately:

•	$133.4 million of unrestricted cash and cash equivalents;

•	$2.24 billion in total debt; and

•	$78.8 million of available borrowings under its $125.0 million variable funding notes facility. This amount is net of letters of credit issued of $46.2 million, of which $40.0 million has been collateralized with restricted cash. The Company has the ability to access this collateralized cash with minimal notice.

The Company invested $63.3 million in capital expenditures during fiscal 2015, versus $70.1 million in fiscal 2014.

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $228.5 million in fiscal 2015.

(in thousands)	Fiscal 2015
Net cash provided by operating activities	$291,786
Capital expenditures	(63,282)

Free cash flow	$228,504

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters and fiscal years. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

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Domino’s Pizza: Q4 2015 Earnings Release, Page Five

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 12,500 stores in over 80 international markets. Domino’s had global retail sales of over $9.9 billion in 2015, comprised of more than $4.8 billion in the U.S. and nearly $5.1 billion internationally. In the fourth quarter of 2015, Domino’s had global retail sales of over $3.3 billion, comprised of over $1.6 billion in the U.S. and over $1.7 billion internationally. Its system is comprised of independent franchise owners who accounted for nearly 97% of Domino’s stores as of the fourth quarter of 2015. Emphasis on technology innovation helped Domino’s generate over 50% of U.S. sales from digital channels at the end of 2015, and reach an estimated $4.7 billion annually in global digital sales. Domino’s features an ordering app lineup that covers nearly 95% of the U.S. smartphone market and has recently introduced several innovative ordering platforms, including Ford SYNC®, Samsung Smart TV® and Pebble Watch, as well as Twitter and text message using a pizza emoji. In late 2015, Domino’s announced the design and launch of the DXP®, a purpose-built pizza delivery vehicle, as well as Piece of the Pie Rewards, its first digital customer loyalty program.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

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Domino’s Pizza: Q4 2015 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness, uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product, digital ordering and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; the final terms and timing of completion of the ASR; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza: Q4 2015 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	January 3, 2016	% of Total Revenues	December 28, 2014	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$129,291		$109,582
Domestic franchise	90,822		72,875
Supply chain	465,011		410,755
International franchise	56,059		49,738

Total revenues	741,183	100.0%	642,950	100.0%

Cost of sales:
Domestic Company-owned stores	95,028		84,123
Supply chain	414,716		369,262

Total cost of sales	509,744	68.8%	453,385	70.5%

Operating margin	231,439	31.2%	189,565	29.5%
General and administrative	93,027	12.6%	86,683	13.5%

Income from operations	138,412	18.6%	102,882	16.0%
Interest expense, net	(40,285)	(5.4)%	(26,667)	(4.1)%

Income before provision for income taxes	98,127	13.2%	76,215	11.9%
Provision for income taxes	35,368	4.7%	28,182	4.4%

Net income	$62,759	8.5%	$48,033	7.5%

Earnings per share:
Common stock – diluted	$1.18		$0.85
Dividends declared per share	$0.31		$0.25

Domino’s Pizza: Q4 2015 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Year Ended
	January 3, 2016	% of Total Revenues	December 28, 2014	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$396,916		$348,497
Domestic franchise	272,808		230,192
Supply chain	1,383,161		1,262,523
International franchise	163,643		152,621

Total revenues	2,216,528	100.0%	1,993,833	100.0%

Cost of sales:
Domestic Company-owned stores	299,294		267,385
Supply chain	1,234,103		1,131,682

Total cost of sales	1,533,397	69.2%	1,399,067	70.2%

Operating margin	683,131	30.8%	594,766	29.8%
General and administrative	277,692	12.5%	249,405	12.5%

Income from operations	405,439	18.3%	345,361	17.3%
Interest expense, net	(99,224)	(4.5)%	(86,738)	(4.3)%

Income before provision for income taxes	306,215	13.8%	258,623	13.0%
Provision for income taxes	113,426	5.1%	96,036	4.8%

Net income	$192,789	8.7%	$162,587	8.2%

Earnings per share:
Common stock – diluted	$3.47		$2.86
Dividends declared per share	$1.24		$1.00

Domino’s Pizza: Q4 2015 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	January 3, 2016	December 28, 2014
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$133,449	$30,855
Restricted cash and cash equivalents	180,940	120,954
Accounts receivable	131,582	118,395
Inventories	36,861	37,944
Advertising fund assets, restricted	99,159	72,055
Other assets	20,646	48,158

Total current assets	602,637	428,361
Property, plant and equipment, net	131,890	114,046
Other assets	65,318	53,926

Total assets	$799,845	$596,333

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$59,333	$565
Accounts payable	106,927	86,552
Dividends payable	557	14,351
Advertising fund liabilities	99,159	72,055
Other accrued liabilities	110,007	92,085

Total current liabilities	375,983	265,608
Long-term liabilities:
Long-term debt, less current portion	2,181,460	1,500,599
Other accrued liabilities	42,653	49,591

Total long-term liabilities	2,224,113	1,550,190
Total stockholders’ deficit	(1,800,251)	(1,219,465)

Total liabilities and stockholders’ deficit	$799,845	$596,333

Domino’s Pizza: Q4 2015 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
	January 3, 2016	December 28, 2014
(In thousands)
Cash flows from operating activities:
Net income	$192,789	$162,587
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	32,434	35,788
(Gains) losses on sale/disposal of assets	316	(1,107)
Amortization of debt issuance costs	12,393	5,746
Provision (benefit) for deferred income taxes	1,713	(132)
Non-cash compensation expense	17,623	17,587
Tax impact from equity-based compensation	(17,775)	(27,583)
Other	(1,084)	(570)
Changes in operating assets and liabilities	53,377	23

Net cash provided by operating activities	291,786	192,339
Cash flows from investing activities:
Capital expenditures	(63,282)	(70,093)
Proceeds from sale of assets	12,724	9,160
Changes in restricted cash	(59,986)	4,499
Other	1,252	(1,009)

Net cash used in investing activities	(109,292)	(57,443)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,305,000	—
Repayments of long-term debt and capital lease obligations	(564,403)	(12,332)
Proceeds from exercise of stock options	4,814	9,028
Tax impact from equity-based compensation	17,775	27,583
Purchases of common stock	(738,557)	(82,407)
Tax payments for restricted stock upon vesting	(7,431)	(7,927)
Payments of common stock dividends and equivalents	(80,329)	(52,843)
Cash paid for financing costs	(17,367)	—
Other	(438)	—

Net cash used in financing activities	(80,936)	(118,898)

Effect of exchange rate changes on cash and cash equivalents	1,036	474

Change in cash and cash equivalents	102,594	16,472
Cash and cash equivalents, at beginning of period	30,855	14,383

Cash and cash equivalents, at end of period	$133,449	$30,855

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